Exhibit (b)(8)(a)(iii)


                                   May 1, 2000


Invesco Variable Investment Funds, Inc.
Invesco Funds Group, Inc.
P.O. Box 173706
Denver. CO 80217-3706

Attention: General Counsel

RE:     CONSECO VARIABLE INSURANCE COMPANY


Gentlemen:

         As you are aware Invesco Variable Funds, Inc. ("Company"), Invesco Funds Group, Inc. ("Invesco") and Conseco Variable Insurance Company ("Insurance Company") have previously entered into a Participation Agreement dated July 19, 1996, as amended. It is now agreed between the parties that effective May 1, 2000 the Insurance Company will no longer be offering the Funds, as designated in the Participation Agreement, as investment options to fund the variable insurance Contracts issued by the Insurance Company. However, Contracts in existence on such date may continue to invest in additional shares of the Funds until such time as the Insurance Company obtains a substitution order pursuant to Section 26(b) of the Investment Company Act of 1940. The parties agree that this letter is not intended to terminate the Participation Agreement and that the Insurance Company may in the future offer funds of the Company to fund its variable insurance products.

                                   Sincerely,

                                   Conseco Variable Insurance Company

                                   By: Signature
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Agreed to:

        Invesco Variable Investment Funds, Inc.


By: /s/ Ronald L. Grooms
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        Invesco Funds Group, Inc.

By: /s/ Ronald L. Grooms
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